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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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Equity Office Properties Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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________________________________________________________________________________
EQUITY OFFICE PROPERTIES TRUST
2005 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Tuesday, May 24, 2005
at 8:30 a.m. local time
One North Franklin Street
3rd Floor
Chicago, Illinois 60606

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING

      It is a pleasure to invite you to the 2005 annual meeting of shareholders of Equity Office Properties Trust (“Equity Office”) to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois on Tuesday, May 24, 2005 at 8:30 a.m. local time, for the following purposes:

•	To elect eleven trustees to a one-year term;

•	To ratify the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2005; and

•	To conduct such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
      Only shareholders of record of Equity Office common shares at the close of business on March 17, 2005 are entitled to vote at the 2005 annual meeting or any adjournment or postponement of the meeting.
      Whether you own a few or many common shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may vote your common shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the proxy card and in the attached proxy statement. If you prefer, you may still vote your common shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your common shares voted in accordance with the Trustees’ recommendations.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President,
Chief Legal Counsel and
Secretary
April 20, 2005

PROXY STATEMENT

i

EQUITY OFFICE PROPERTIES TRUST
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

PROXY STATEMENT

      Your vote is very important. For this reason, our Board of Trustees is soliciting the enclosed proxy to allow your common shares of beneficial interest to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2005 annual meeting of shareholders of Equity Office Properties Trust to be held on Tuesday, May 24, 2005, at 8:30 a.m. local time. “We,” “our” and “Equity Office” refer to Equity Office Properties Trust. This proxy statement, the enclosed proxy card and our 2004 Annual Report to Shareholders, which was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2004, are being mailed to shareholders beginning on or about April 20, 2005. Shareholders may obtain a copy of the exhibits to Equity Office’s Form 10-K for the year ended December 31, 2004 upon payment of a reasonable fee by writing to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli. You may also view the exhibits to our Form 10-K in the Investor Relations section of our website at www.equityoffice.com.

INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?
      The Board of Trustees is soliciting your vote for:

•	The election of eleven trustees to a one-year term; and

•	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as Equity Office’s independent auditors for 2005.
      With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Who is entitled to vote?
      Common shareholders of record as of the close of business on March 17, 2005 (record date) are entitled to vote on matters that come before the meeting. Common shares can be voted only if the shareholder is present in person or is represented by proxy. At the close of business on the record date, there were 406,444,591 common shares outstanding and entitled to vote. A list of shareholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time, at our corporate offices located at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. You may arrange to review this list by contacting Stanley M. Stevens, the Secretary of Equity Office.
How many votes do I have?
      Each common share has one vote. The enclosed proxy card shows the number of common shares that you are entitled to vote.
How do I vote?
      You can ensure that your common shares are voted at the meeting by submitting your instructions by telephone, by Internet or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means (including the Internet). If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can transmit their voting instructions by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or on the Internet at http://www.eproxyvote.com/eop. Telephone and Internet voting are available 24 hours a day until midnight (Chicago time) immediately prior to the annual meeting. Have your proxy card with you if you are going to transmit your voting instructions by telephone or the Internet. To vote by mail, please sign, date and mail your proxy card in the envelope provided.
      If you own your shares through a bank or broker, you should follow any separate instructions provided to you. Although most banks and brokers now offer telephone and Internet voting, availability and specific procedures will depend on their voting arrangements.
      For participants in the Equity Office Dividend Reinvestment and Share Purchase Plan or the Non-Qualified Employee Share Purchase Plan, your plan shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not vote by telephone or the Internet. For employees holding restricted shares acquired through the 1997 Share Option and Share Award Plan or the 2003 Share Option and Share Incentive Plan, your shares will be voted as you specify on your proxy card and will not be voted if the proxy card is not returned or if you do not provide voting instructions by telephone or the Internet. Employees and trustees who hold phantom share units in the Equity Office Third Amended and Restated Supplemental Retirement Savings Plan (“SRP”) are permitted to direct the voting of the shares held by the SRP trustee, Merrill Lynch Trust Company, corresponding to the number of phantom share units credited to the SRP participant’s plan account(s).
      If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting.
Does Equity Office have a policy for confidential voting?
      Equity Office has a confidential voting policy. All proxies and other materials, including telephone and Internet voting, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, EquiServe, to review and confirm the tabulation of votes at the annual meeting.
What if I return my proxy but do not mark it to show how I am voting?
      If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Trustees.
What are the Board’s recommendations?
      The Board recommends that you vote FOR Proposals 1 and 2.
What vote is required to approve each proposal?
      Election of Trustees: There is no cumulative voting in the election of Trustees. The eleven Trustees are elected by a plurality of votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
      Ratification of Appointment of Independent Auditors: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

What if other items come up at the annual meeting and I am not there to vote?
      We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of which are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.
Can I change my vote?
      You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•	Notify Equity Office’s Secretary (Stanley M. Stevens, c/o Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703) in writing or by facsimile (at 312-559-5021) before the annual meeting that you are revoking your proxy;

•	Submit another proxy with a later date;

•	Submit your voting instructions again by telephone or the Internet; or

•	Vote in person at the annual meeting.
What does it mean if I receive more than one proxy card?
      Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by telephone or the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your shareholder accounts in the future, you should contact our transfer agent, EquiServe, at 1-800-733-5001. Combining accounts reduces excess printing and mailing costs, resulting in savings for Equity Office that benefit you as a shareholder.
What if I receive only one set of proxy materials although there are multiple shareholders at my address?
      If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Elizabeth P. Coronelli (telephone number: 1-800-692-5304). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Ms. Coronelli in the same manner.
What constitutes a quorum?
      The presence of the owners of a majority (greater than 50%) of the common shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote at the annual meeting.
      Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank or broker holding shares for a beneficial shareholder does not vote on a particular proposal because the bank or broker does not have discretionary voting power with respect to the item and has not received voting instructions from the beneficial shareholder.
How do I access proxy materials on the Internet?
      Shareholders can access our notice of annual meeting and proxy statement and annual report on the Internet on the Equity Office website at www.equityoffice.com (“Investor Relations” tab). For future shareholder meetings, registered shareholders can further save us expense by consenting to access their proxy statement and annual report electronically. You can choose this option by transmitting your voting instructions for your shares via the Internet. Prior to voting your shares, you will be prompted to indicate your preference of receiving materials electronically or via standard mail in the future. You may select electronic delivery for each account held in your name. Your choice will remain in effect unless you revoke it by contacting our transfer agent, EquiServe, at 1-800-733-5001.
How do I submit a shareholder proposal for next year’s annual meeting?
      Shareholder proposals may be submitted for inclusion in our 2006 annual meeting proxy statement after the 2005 annual meeting, but must be received no later than December 21, 2005. Proposals should be sent via registered, certified, or express mail to: Stanley M. Stevens, Executive Vice President, Chief Legal Counsel and Secretary, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. See also “SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING” later in this proxy statement.
What do I need to do to attend the annual meeting?
      If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.
      For the safety and comfort of our shareholders, admission to the annual meeting will be restricted to:

•	Shareholders of record as of March 17, 2005;

•	Beneficial shareholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of March 17, 2005;

•	Representatives of the press or other news media with proper credentials;

•	Financial analysts with proper credentials; and

•	Employees and representatives of Equity Office whose job responsibilities require their presence at the meeting.
      Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. No more than two representatives of any corporate or institutional shareholder will be admitted to the meeting.
      If you attend the meeting, you may be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

PROPOSAL 1: ELECTION OF TRUSTEES

Board of Trustees
      The business and affairs of Equity Office are managed under the direction of our Board of Trustees. Our Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Office, rather than for day-to-day operating details. Our Board currently consists of eleven trustees, and these eleven trustees have been nominated to stand for election to new one-year terms. Since the last annual meeting of shareholders, the Board increased the number of trustees from nine to twelve and appointed Marilyn A. Alexander, Stephen I. Sadove and Sally Susman as trustees to fill the three vacancies until the next annual meeting of shareholders. Our Board held four meetings during 2004. No trustee attended fewer than 75% of the meetings of the Board and those committees on which he or she served during the year, except for Mr. Zell who attended 100% of the meetings of the Board and one of the three meetings of the Executive Committee.
      Edwin N. Sidman, who had been a member of the Board since 1998, passed away in March 2005. Mr. Sidman provided outstanding service as a trustee to Equity Office and its shareholders for over seven years and his presence on the Board will be missed. On March 24, 2005, the Board reduced the number of trustee positions on the Board from twelve to eleven.
      The proxy holders named on the proxy card intend to vote for the election of the eleven nominees listed below. The Board has selected these nominees on the recommendation of the Nominating Committee of the Board of Trustees. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the instructions provided when you vote. Trustees will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.
      If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating Committee. The Nominating Committee knows of no reason why any of the nominees will be unable to serve.
      Trustees elected at the annual meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of April 20, 2005.
Nominees for Election as Trustees

Marilyn A. Alexander	Age: 53	Trustee since 2004
      Ms. Alexander has been an independent consultant, providing general and financial management consulting services to senior executives of corporations and not-for-profit organizations, since November 2003. From May 2000 until November 2003, she was senior vice president and chief financial officer of the Disneyland Resort, a resort in Anaheim, California operated by Walt Disney Parks and Resorts, a business segment of The Walt Disney Company. From October 1992 until May 2000, she held several positions as director and vice president for the marketing and finance functions of Walt Disney World Resort, a resort in Orlando, Florida also operated by Walt Disney Parks and Resorts. Ms. Alexander is a member of the board of governors and a member of the finance and audit committee of the board of trustees of Chapman University in Orange, California. She also is a founding member of the board, chief financial officer and chair of the finance committee of the Breast Health Awareness Foundation in Tustin, California.

Thomas E. Dobrowski	Age: 61	Trustee since 1997
      Mr. Dobrowski has been the managing director of real estate and alternative investments of General Motors Asset Management, an investment advisor to several pension funds, including those of General Motors Corporation, its subsidiaries and affiliates, since December 1994. Mr. Dobrowski is a director of Equity LifeStyle Properties, Inc. (previously known as Manufactured Home Communities, Inc.), a real estate investment trust engaged in the ownership and management of manufactured home resort communities, and a trustee of Capital Trust, Inc., a specialized finance company.

William M. Goodyear	Age: 56	Trustee since 1997
      Mr. Goodyear, since May of 2000, has been chairman of the board and chief executive officer of Navigant Consulting, Inc., a specialized consulting company providing dispute, investigative, financial and regulatory services to Fortune 500 companies. From July 1997 until January 1999, he was chairman of Bank of America Illinois, the Midwest business unit of BankAmerica Corporation, and was president of Bank of America’s Global Private Bank. Mr. Goodyear is a director of Navigant Consulting, Inc., chairman of the board of trustees of the Museum of Science and Industry in Chicago, Illinois, and a board member of The University of Notre Dame and Rush University Medical Center in Chicago, Illinois.

James D. Harper, Jr.	Age: 71	Trustee since 1997
      Mr. Harper has been president of JDH Realty Co., a real estate development and investment company, since 1982. Since January 2000, he has been a managing partner of AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop land in Puerto Rico, and he was a co-managing partner from 1988 until December 1999. Mr. Harper is a trustee of Equity Residential, previously known as Equity Residential Properties Trust, a real estate investment trust that owns and operates multifamily residential properties.

Richard D. Kincaid	Age: 43	Trustee since 2002
      Mr. Kincaid has been President of Equity Office since November 2002 and was named Chief Executive Officer of Equity Office effective April 1, 2003. From March 1997 until November 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He also was Chief Financial Officer of Equity Office from March 1997 until August 2002, and Senior Vice President from October 1996 until March 1997. From July 1995 until October 1997, Mr. Kincaid was Senior Vice President and Chief Financial Officer of Equity Office Holdings, L.L.C., a predecessor of Equity Office, and he was Senior Vice President of Equity Group Investments, Inc., a private investment company, from February 1995 until July 1995. Mr. Kincaid is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products.

David K. McKown	Age: 67	Trustee since 1997
      Mr. McKown has been a senior advisor to Eaton Vance Management, an investment fund manager located in Boston, Massachusetts, since May 2000. From 1993 until April 2000, he was a group executive of Diversified Finance of BankBoston, N.A., a commercial bank. Mr. McKown is a director of American Investment Bank, N.A., a national banking association and a subsidiary of Leucadia National Corporation, Safety Insurance Group, Inc., a writer of private passenger automobile insurance in Massachusetts, and Newcastle Investment Corp., a real estate investment trust investing in real estate securities and other real estate assets.

Sheli Z. Rosenberg	Age: 63	Trustee since 1997
      Ms. Rosenberg has been an Adjunct Professor at Northwestern University’s J. L. Kellogg Graduate School of Business since April 2003. From February 2000 until October 2003, she was vice chairman of Equity Group Investments L.L.C., a private investment company. From January 1999 until January 2000, Ms. Rosenberg was chief executive officer and president of Equity Group Investments L.L.C. and was chief executive officer and president of Equity Group Investments, Inc. from November 1994 through December 1998. Ms. Rosenberg is a director of: Equity LifeStyle Properties, Inc.; CVS Corporation, a drugstore chain; Cendant Corporation, a member-based consumer-services company that provides access to travel, shopping, dining, financial, and other services; and Ventas, Inc., a real estate investment trust that owns real estate leased to nursing home care providers. Ms. Rosenberg also is a trustee of Equity Residential.

Stephen I. Sadove	Age: 53	Trustee since 2005
      Mr. Sadove has been vice chairman of Saks Incorporated, a retail department store company, since January 2002 and has been Chief Operating Officer of Saks Incorporated since March 2004. From November 2000 until December 2001, he was president of Clairol Worldwide, a division of Bristol-Myers Squibb Company, a global producer and distributor of pharmaceuticals and related health care products; from December 1998 until October 2000, he was senior vice president of Bristol-Myers Squibb Company and president of Worldwide Beauty Care & Nutritionals, a division of Bristol-Myers Squibb Company.

Mr. Sadove is a director of Saks Incorporated and Ruby Tuesday, Inc., an owner, operator and franchiser of restaurants. He also is a trustee of Hamilton College.

Sally Susman	Age: 43	Trustee since 2005
      Ms. Susman has been executive vice president (since January 2005) and senior vice president (September 2000 to January 2005), global communications, of The Estée Lauder Companies Inc., a manufacturer and marketer of skin care, makeup, fragrance and hair care products. From August 1997 until September 2000, Ms. Susman was vice president, Worldwide Corporate Affairs & Communications, of American Express Company, a company providing travel-related, financial advisory and international banking services. She was vice president, corporate affairs and communications, Europe, of American Express Company from August 1995 until August 1997.

Jan H.W.R. van der Vlist	Age: 50	Trustee since 2000
      Mr. van der Vlist has been director of structured investments of Stichting Pensioenfonds Voor De Gezondheid Geestelijke en Maatschappelijke Belangen (“PGGM”), a Dutch pension fund, since September 2002. From 1998 until September 2002, he was director of real estate of PGGM and he was deputy director of real estate of PGGM from January 1997 until May 1998. Mr. van der Vlist is a board member of Société Foncière des Pimonts, a real estate company listed on the Paris Stock Exchange that operates non-residential properties in Paris.

Samuel Zell	Age: 63	Trustee since 1996
      Mr. Zell has been Chairman of the Board of Equity Office since 1996. He was interim Chief Executive Officer of Equity Office from April 2002 until April 2003 and was interim President of Equity Office from April 2002 until November 2002. Mr. Zell has served as chairman of Equity Group Investments, L.L.C., a private investment company, since 1999. From July 2002 until April 2004, he also was president and chief executive officer of Danielson Holding Corporation, a holding company for insurance, marine transportation and waste-to-energy businesses. For more than the past five years, Mr. Zell has served as Chairman of the Board of Anixter International, Inc., a global distributor of structured cabling systems; as Chairman of the Board of Equity Lifestyle Properties, Inc. (previously known as Manufactured Home Communities, Inc.), an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; as Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and as Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell has been the Chairman of the Board of Rewards Network, Inc. (previously known as iDine Rewards Network, Inc.), an administrator of loyalty-based consumer rewards programs, since 2002.
      In connection with Equity Office’s acquisition of Cornerstone Properties Inc. in June 2000, Mr. van der Vlist was appointed as a trustee, with an initial term expiring in 2003, as required by the terms of the merger agreement for that transaction. Under the merger agreement and a related voting agreement entered into with PGGM, Equity Office also is obligated to nominate Mr. van der Vlist for re-election to the Board of Trustees in each year through 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. At the time the Board of Trustees selected the nominees to be elected at the May 24, 2005 shareholder meeting, PGGM owned fewer than 21,000,000 Equity Office common shares, but the Board nevertheless chose to nominate Mr. van der Vlist for election to another one-year term as trustee.
      The Board of Trustees recommends a vote FOR each of the nominees.

TRUST GOVERNANCE

      Equity Office first established Trust Governance Guidelines in February 2000 and conflicts of interest guidelines in May 1998. Over the last several years, the Board has implemented a number of additional corporate governance measures in an ongoing effort to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. In response to the Sarbanes-Oxley Act of 2002 and related rule proposals by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), we re-evaluated and made changes to our Trust Governance Guidelines, adopted revised charters for all of our key committees, adopted a code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer, and adopted separate codes of ethics for all officers and employees and for our trustees. The Amended and Restated Trust Governance Guidelines, the charters for all of our board committees and the described codes of ethics can be found at the Investor Relations section of our website at www.equityoffice.com.
      In light of these continuing developments, we provide the following discussion to bring you up to date with respect to our efforts to assure that Equity Office is governed by the highest standards and to advise you as to certain action taken in this regard by the Board at its meeting on February 25, 2005.
      Revised Trust Governance Guidelines. The Board adopted further revisions to its Trust Governance Guidelines. The Guidelines address a number of topics, including the role of the Board, trustee qualification and independence standards, trustee compensation, time requirements, management succession, executive sessions of independent and non-management trustees, annual board self-evaluations, and various committee matters. Although we do maintain, pursuant to our Guidelines, a separation of the role of Chairman of the Board from that of Chief Executive Officer, we have also established the position of lead independent trustee to chair meetings of the Committee of Independent Trustees and otherwise act as liaison between the Board and management. At the time of the 2004 annual meeting of shareholders, the Board designated Sheli Rosenberg as its initial lead independent trustee. Furthermore, the Guidelines were more recently revised to establish a Committee of Independent Trustees for the purposes described under “COMMITTEES OF THE BOARD OF TRUSTEES.”
      The Governance Committee reviews the Trust Governance Guidelines periodically, and the Board reviews any proposed amendments to the Guidelines.
      Independence of Trustees and Committees. The Amended and Restated Trust Governance Guidelines require that a majority of the trustees must be independent as required under the applicable rules of the NYSE. The Board has determined that nine of the eleven nominees for election to the Board are independent as defined under the NYSE rules. Trustees who serve on the Compensation Committee and the Nominating Committee are subject to these independence requirements. Trustees who serve on the Audit Committee are subject to these and additional independence requirements.
      To be considered independent under the NYSE rules, the Board must affirmatively determine that a trustee does not have a material relationship with Equity Office, EOP Operating Limited Partnership and/or its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with any of those entities).
      Under our Amended and Restated Trust Governance Guidelines, which are consistent with the NYSE rules, a trustee will not be independent if:

•	the trustee is, or has been within the last three years, an employee of Equity Office, or an immediate family member is, or has been within the last three years, an executive officer of Equity Office;

•	the trustee has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Equity Office, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(A) the trustee or an immediate family member is a current partner of a firm that is Equity Office’s internal or external auditor; (B) the trustee is a current employee of such a firm; (C) the trustee has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the trustee or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Equity Office’s audit within that three-year period;

•	the trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Equity Office’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Equity Office for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

      The following relationships will not be considered to be material relationships that would impair a trustee’s independence: (a) subject to the thresholds contained in the last bullet point above, if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee, leases office or retail space from Equity Office, provided that the Governance Committee has determined that the rental rate and other terms of the lease are at market rate and terms in the aggregate at the time the lease is entered into (or renewed if the renewal is not pursuant to terms set forth in the lease in effect at the time of renewal) and (b) if a trustee, an immediate family member of a trustee, an affiliate of a trustee, or an affiliate of an immediate family member of a trustee, engages in a transaction or has a business relationship with Equity Office that is not required to be disclosed under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. For purposes of these rules, an immediate family member is defined by reference to the NYSE rules.
      Whether trustees meet these categorical independence tests is reviewed prior to their standing for re-election to the Board. The complete description of our categorical standards for independence of our trustees can be found in our Amended and Restated Trust Governance Guidelines at the Investor Relations section of our website at www.equityoffice.com.
      Pursuant to the Amended and Restated Trust Governance Guidelines, the Board undertook a review of the independence of trustees nominated for election at the upcoming annual meeting. During this review, the Board considered transactions and relationships during the prior year between each trustee or any member of his or her immediate family and Equity Office and its subsidiaries and affiliates, including those reported under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below. The Board also examined transactions and relationships between trustees or their affiliates and members of senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trustee is independent.
      As a result of this review, the Board affirmatively determined that all of the trustees nominated for election at the annual meeting are independent of Equity Office and its management under the current independence standards of our Amended and Restated Trust Governance Guidelines and the NYSE rules, with the exception of Mr. Kincaid, by reason of his position as President and Chief Executive Officer, and Mr. Zell, based on the transactions described below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”
      Non-Management and Independent Trustees. Consistent with NYSE rules, the Amended and Restated Trust Governance Guidelines call for the non-management trustees to meet in executive sessions without management. The Chairman of the Board (if he or she is not an employee) will preside at these executive sessions which are held at the beginning of each regularly scheduled meeting of the Board and at such other times as any non-management trustee may request. In addition, our Amended and Restated Trust Governance Guidelines provide for meetings of the Committee of Independent Trustees in connection with each regularly scheduled meeting of the Board, which sessions are presided over by the lead independent trustee. At the time of the 2004 annual meeting of shareholders, the Board designated Sheli Rosenberg as its initial lead independent trustee.
      Shareholder Communication with Trustees. Interested parties may communicate any matters they wish to raise with the trustees by writing to our Chief Legal Counsel at Equity Office Properties Trust, Two North

Riverside Plaza, Suite 2100, Chicago, Illinois 60606-2703, Attention: Chief Legal Counsel. The Chief Legal Counsel will deliver all appropriate communications to the Governance Committee, which shall, in turn, deliver such communications, together with any appropriate recommendations, to the Board of Trustees not later than the next regularly scheduled meeting of the Board.
      Trustee Attendance at Annual Meeting. Pursuant to our Amended and Restated Trust Governance Guidelines, each of our trustees is expected to attend each annual meeting of shareholders. Although our Board recognizes that conflicts may occasionally prevent a trustee from attending a Board or shareholder meeting, the Board expects each trustee to make every possible effort to keep such absences to a minimum. At our 2004 annual shareholders’ meeting, seven of the nine trustees standing for election were present.

COMMITTEES OF THE BOARD OF TRUSTEES

      Committees. The Board of Trustees has established a number of committees, including the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating Committee, the Governance Committee and the Committee of Independent Trustees, each of which is briefly described below. The Board has adopted written charters for all of our committees which may be viewed in the Investor Relations/ Trust Governance section of our website at www.equityoffice.com.
      Executive Committee. Subject to limitations that are specified by resolutions adopted by the Board of Trustees, the Executive Committee has the general authority to exercise all or any of the powers of the Board specified in the Executive Committee’s charter in the management of the business, affairs and property of Equity Office during intervals between meetings of the Board or when convening a meeting of the full Board is not feasible. Our Executive Committee met three times in 2004.
      Compensation Committee. The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of policies applicable to employees generally. Our Compensation Committee met four times during 2004. The Board has determined that each of the members of the Compensation Committee is an “independent” trustee within the meaning of the listing standards of the NYSE and applicable standards of the Securities and Exchange Commission.
      Audit Committee. The Audit Committee, among other duties, selects and engages the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers and approves the range of audit and non-audit fees and reviews the adequacy of Equity Office’s and EOP Operating Limited Partnership’s internal controls. The Audit Committee met seven times during 2004. The Board has determined that each of the members of the Audit Committee is “independent” within the meaning of applicable rules of the NYSE and the Securities and Exchange Commission.
      Nominating Committee. Although the Board is ultimately responsible for selecting its own nominees for election as Trustees and recommending them for election by the shareholders, the Board has delegated to the Nominating Committee the authority and responsibility to recommend to the Board of Trustees nominees for election at the next annual meeting, or any special meeting of shareholders, and any person to be considered to fill a vacancy or a newly created trusteeship resulting from any increase in the authorized number of trustees. The Board has adopted a written charter for the Nominating Committee. The Nominating Committee also is responsible for recommending to the Board nominees for each board committee. The Board has determined that each of the members of the Nominating Committee is independent within the meaning of the listing standards of the NYSE. Our Nominating Committee met four times during 2004.
      In connection with its annual process for identifying Trustees to be recommended to the Board for nomination or renomination, the Nominating Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

•	maintain the highest personal and professional ethics, integrity and values;

•	represent the long-term interests of shareholders;

•	exercise independence of thought, objective perspective and mature judgment;

•	constructively challenge ideas and assumptions;

•	understand the business operations and objectives of Equity Office and provide thoughtful and creative strategic guidance;

•	contribute to the ongoing development and effective functioning of the Board;

•	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and

•	demonstrate sincere commitment to the long-term success of Equity Office and the achievement of its objectives.
      Additionally, in reviewing the qualifications of particular candidates, the Nominating Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board.
      The Nominating Committee also reviews the results of the evaluations provided by the Trustees with respect both to the Board and the individual trustees and considers these results in light of the criteria for individual trustees and objectives of the Board. Based on this process, the Nominating Committee is able to recommend, among other things, whether the existing Board contains the appropriate size, structure and composition, whether some or all of the incumbent Trustees should be recommended to the Board for re-nomination, and whether the Board should be enlarged to include additional Trustees. If the Board determines to seek additional Trustees for nomination, the Nominating Committee considers whether it is advisable to retain a third-party search firm to identify candidates.
      During 2004, the Board decided to enlarge the Board and seek several new trustee candidates. The Nominating Committee retained an independent third-party search firm to benefit from a large pool of potential trustees. The Nominating Committee instructed the search firm that, in addition to the independence criteria described above, candidates with financial and operating expertise would be desirable. The Nominating Committee also indicated its interest in reviewing candidates with backgrounds outside of the real estate industry in order to broaden the experience and skill-set of the Board. The search firm identified and screened potential candidates and provided the Nominating Committee with a pool of individuals that it deemed qualified to serve. From that pool of candidates, the Nominating Committee selected several individuals for further interviews. Before making final recommendations to the Board, the Nominating Committee arranged for other members of the Board to interview the candidates. As a result of this process, Ms. Marilyn A. Alexander was offered and accepted a position on the Board effective November 10, 2004. The search continued, and through a similar process Mr. Stephen I. Sadove and Ms. Sally Susman were offered and accepted positions on the Board effective February 25, 2005. The size of the Board was enlarged from nine members to twelve to accommodate these new appointments. All of the candidates qualify as independent under Equity Office’s Trust Governance Guidelines and NYSE Rules, and one of the candidates has been named as Audit Committee “financial expert” within the meaning of SEC regulations. The Nominating Committee believes these recent additions to the Board not only satisfy the Board’s high standards for trustees, but also help to maintain a diversity of viewpoints in the interest of having robust consideration and debate of issues facing the Board.
      The Nominating Committee also considers nominees timely submitted by shareholders under and in accordance with the provisions of Article II, Section 13 of our Third Amended and Restated Bylaws. (See “SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING.”) In addition to satisfying the timing, ownership and other requirements specified in Section 13 of the Bylaws, a shareholder’s notice must set forth as to each person whom the shareholder proposes to nominate for election to the Board all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities

Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a Trustee if elected).
      Governance Committee. The Governance Committee, among other duties, reviews the Trust’s Amended and Restated Trust Governance Guidelines annually and recommends any proposed changes to the Board. The Governance Committee also assists with the annual evaluation of the Board and its committees and regularly reviews and approves signature levels and authorities for Equity Office’s officers. Our Governance Committee charter requires that the Governance Committee review and either approve or recommend the Board’s approval of any transaction in which a trustee or executive officer has a direct or indirect interest of a material nature. The Board has determined that each of the members of the Governance Committee is independent within the meaning of the listing standards of the NYSE. Our Governance Committee met four times during 2004.
      Committee of Independent Trustees. The Committee of Independent Trustees was established at the February 25, 2005 Board meeting to provide a forum for the independent trustees to review and discuss, with a depth and scope broader than may be practical at a board meeting, matters of interest or concern to Equity Office and to make such recommendations to the Board as the independent trustees may determine. The Board has determined that each of the members of the Committee of Independent Trustees is independent within the meaning of our Trust Governance Guidelines and the listing standards of the NYSE.
      The table below provides membership information for each of the Board committees:

Independent
Name	Executive	Compensation	Audit	Nominating	Governance*	Trustees

Marilyn A. Alexander			X			X

Thomas E. Dobrowski			X	X*		X

William M. Goodyear	X		X*			X

James D. Harper, Jr.		X	X	X		X

Richard D. Kincaid	X

David K. McKown		X				X

Sheli Z. Rosenberg		X*			X	X*

Stephen I. Sadove						X

Sally Susman						X

Jan H.W.R. van der Vlist				X	X	X

Samuel Zell	X*

*	Chairperson. Mr. Sidman was chair of the Governance Committee until he passed away in March 2005.
Audit Committee Financial Expert
      The Board has determined that Ms. Alexander is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board considered Ms. Alexander’s: (a) understanding of generally accepted accounting principles (“GAAP”); (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

      The Board also analyzed the means by which Ms. Alexander acquired these attributes, in particular: (a) her prior employment for over ten years in various financial positions with divisions of the The Walt Disney Company, especially her responsibilities as senior vice president and chief financial officer of Disneyland Resort (in this $1.4 billion division, she was responsible for, among other things, all finance, accounting, business development, information services, and revenue management functions); (b) her four years of experience at Marriott Corporation as vice president, financial planning and analysis; (c) her good standing as a certified public accountant and member of the American Institute of Certified Public Accountants; and (d) the accounting and financial education she received earning an MBA at The Wharton Graduate School.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

      The Audit Committee reviews our financial reporting processes on behalf of the Board of Trustees. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2004 Annual Report on Form 10-K with Equity Office’s management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
      The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 90 (previously No. 61), Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from Equity Office and its management, including the matters in the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, a copy of which the Audit Committee has received.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Equity Office’s 2004 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William M. Goodyear, Chairman
Marilyn A. Alexander
Thomas E. Dobrowski
James D. Harper, Jr.

COMPENSATION OF TRUSTEES

      Annual Fees. Each of our non-employee trustees, except for Mr. Zell, receives an annual fee of $50,000 and an additional $4,000 per annum for each committee on which he or she serves. The chairman of the Audit Committee receives an additional $7,000 per annum for acting as chair of the Audit Committee, and the chairs of other committees receive an additional $2,000 per annum for each committee chaired. The lead independent trustee receives an additional $10,000 per annum. These fees generally are paid in Equity Office common shares and may be issued under our 1997 Share Option and Share Award Plan, as amended, or our 2003 Share Option and Share Incentive Plan, as amended. These fees are paid in cash to the respective employers of Messrs. Dobrowski and van der Vlist due to those trustees’ arrangements with their employers. During 2004, Mr. Kincaid, President and Chief Executive Officer, received no fees for his services as trustee.
      Long-term Incentive Compensation. Other than Mr. van der Vlist and Mr. Zell, non-employee trustees also receive an annual grant of $50,000 in long-term compensation, payable 25% in share options and 75% in restricted common shares of Equity Office. The options and restricted share grants may be issued under our

1997 Share Option and Share Award Plan, as amended, or our 2003 Share Option and Share Incentive Plan, as amended.

Option Grants — The number of options in each option grant is determined using the same value per option and same exercise price that our Compensation Committee uses in making share option grants to certain of our new employees as of June 1 of each year. Each option grant has a term of ten years beginning on the grant date and vests in equal one-third increments on the sixth, twelfth and twenty-fourth month anniversaries of the date of grant. However, the Compensation Committee has discretion to make the options subject to such other terms and conditions, including vesting and forfeiture, as the Compensation Committee may determine and may set forth in a Share Option Grant Agreement.

Restricted Share Grants — The number of restricted shares in each restricted share grant is determined using the same closing price of our shares that our Compensation Committee uses for the grant of restricted shares to certain of our new employees in the second calendar quarter. Restricted share grants made prior to June 2004 vest in equal 20% increments on each of the first five annual anniversary dates of the date of grant, and restricted share grants made on or after June 1, 2004 vest in equal 25% increments on each of the first four annual anniversary dates of the date of grant. However, the Compensation Committee does have discretion to make the restricted share award subject to such other terms and conditions, including vesting and forfeiture, as the Compensation Committee may determine and may set forth in a Restricted Shares Grant Agreement. Generally, the Compensation Committee uses the same vesting period for the restricted share awards to the trustees that it uses for restricted share awards made in that year to our executive officers for their long-term incentive compensation.
      If an individual becomes a member of the Board other than at the annual meeting, he or she has generally been awarded a prorated grant of restricted shares and options based upon the number of days until the next annual meeting. Awards may be made under the terms of Equity Office’s 1997 Share Option and Share Award Plan, as amended, or under the 2003 Share Option and Share Incentive Plan, as amended.
      Because Mr. van der Vlist may not retain compensation paid to him as a trustee of Equity Office under guidelines imposed by PGGM, instead of the annual option and restricted stock grants described above that are awarded for serving on the Board, Mr. van der Vlist receives share appreciation or other comparable rights for an equivalent number of shares exercisable for cash (which he transfers to PGGM).
      Participation in SRP and ESPP. We have a deferred compensation plan in which trustees may participate. The trustees may defer receipt of their Board and committee fees paid in shares granted under our 1997 Share Option and Share Award Plan or 2003 Share Option and Share Incentive Plan into our Supplemental Retirement Savings Plan (“SRP”) on a tax-deferred basis. During 2004, all of the trustees (other than Messrs. van der Vlist and Dobrowski) participated in the SRP. Trustees also are eligible to participate in our Non-Qualified Employee Share Purchase Plan (“ESPP”). The ESPP provides a means by which trustees may purchase Equity Office common shares through voluntary cash investments. Trustees may contribute all or part of their trustee cash compensation and additional cash contributions, up to a maximum $100,000 during any calendar year, to purchase common shares under the ESPP. The purchase price for common shares issued under the ESPP equals 85% of the lesser of (a) the closing price of the common shares on the last day of the applicable purchase period and (b) the average closing price of the common shares during the applicable purchase period. In general, a trustee may not sell or transfer any shares purchased under the ESPP until the first anniversary of the purchase date. If the shares are sold before the one-year holding period has expired, the trustee is required to pay the full amount of any discount received when the shares were purchased under the ESPP. During 2004, no trustees made voluntary cash investments through the ESPP, but Mr. Zell acquired additional common shares through the reinvestment of dividends paid on common shares acquired in connection with the ESPP.
      Chairman’s Compensation Agreement. Equity Office entered into a Compensation Agreement with Mr. Zell that was effective January 1, 2003 and modified as of February 17, 2004, for services provided by Mr. Zell as Chairman of the Board for the calendar years 2003, 2004 and 2005. The agreement entitles Mr. Zell to an annual long-term incentive grant of $3,250,000 of options and restricted shares. Mr. Zell is responsible for his own business-related expenses. Subject to Mr. Zell’s continuing service as Equity Office’s

Chairman, his annual long-term incentive grant of $3,250,000 will be allocated between options and restricted shares in the same ratio as approved by the Compensation Committee for the annual long-term incentive grants to Equity Office’s executive officers, utilizing the same valuation criteria described below. The Compensation Agreement does not require Equity Office to nominate Mr. Zell for re-election as a trustee or as Chairman of the Board, nor is Mr. Zell contractually obligated to serve if so nominated.
      The number of options granted to Mr. Zell is determined by dividing the dollar amount allocated to options by the fair market value of each option using the same valuation criteria utilized by Equity Office’s Compensation Committee in its annual employee option grants made as of the same date. The exercise price for the options granted will be the closing price of Equity Office’s common shares as listed on the NYSE on the date immediately preceding the date of grant. The options are granted for a period of ten years and vest over a period of three years at a rate of one-third of such grant on each anniversary of the grant date.
      The number of restricted shares is determined by dividing the dollar amount allocated to restricted shares by the closing price of Equity Office’s common shares on the first trading date immediately preceding the date of grant. The restricted shares vest over a period of five years at a rate of 20% on each anniversary of the grant date.
      An award under this agreement was made in February 2005 for services rendered during 2004 and was comprised of options for 342,827 shares with an exercise price of $29.52 that vest in equal amounts over three years, and 82,571 restricted shares that vest in equal amounts over four years. Similar to the action taken with respect to Mr. Zell’s awards under this agreement made in March 2004, the Compensation Committee decided to modify the vesting period of the restricted share portion of this award to match the vesting period of the restricted share awards made in 2005 to our executive officers for their long-term incentive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table
      The following table shows the 2004 annual compensation for Richard D. Kincaid, the President and Chief Executive Officer of Equity Office, and the four other most highly compensated executive officers of Equity Office (the “Named Executive Officers”).

		Annual Compensation		Long-Term Compensation Awards

				Restricted	Securities	All Other
		Salary	Bonus	Common Share	Underlying	Compensation
Name and Principal Position(s)	Year	($)(1)	($)(2)(3)	Awards ($)(4)	Options (#)(5)	($)(6)

Richard D. Kincaid(7)	2004	$685,460	$750,000	$1,987,497	303,899	$51,718
President and Chief	2003	$650,000	$1,000,013	$1,692,570	239,590	$18,745
Executive Officer	2002	$430,384	$900,000	$1,722,000	135,000	$11,323
Jeffrey L. Johnson(8)	2004	$341,019	$300,000	$1,160,436	177,437	$10,631
Executive Vice President and	2003	$383,904	$339,997	$135,044	156,250	$4,327
Chief Investment Officer	2002	N/A	N/A	N/A	N/A	N/A
Peyton H. Owen, Jr.	2004	$386,031	$227,000	$375,016	57,340	$10,668
Executive Vice President and	2003	$71,014	$65,014	$75,010	N/A	$2,531
Chief Operating Officer	2002	N/A	N/A	N/A	N/A	N/A
Stanley M. Stevens	2004	$449,973	$190,000	$543,744	83,142	$10,727
Executive Vice President and	2003	$412,822	$225,009	$515,130	72,920	$11,445
Chief Legal Counsel	2002	$400,000	$200,000	$789,250	81,000	$8,000
Marsha C. Williams	2004	$420,534	$175,000	$889,192	135,963	$10,705
Executive Vice President and	2003	$392,993	$195,014	$419,463	59,380	$3,424
Chief Financial Officer	2002	$140,582	$95,000	$390,600	30,000	$974

(1)	Amounts shown include cash compensation earned and received by the named executive officers for service during the indicated year as well as amounts earned but deferred at the election of these officers.

(2)	Cash and non-cash bonuses payable in common shares, including amounts earned but deferred, are reported in the year in which the compensation service was performed even if the bonuses were paid in a subsequent year.

(3)	None of the Named Executive Officers received a cash bonus for 2003. Amounts shown in this column for 2003 represent the dollar value of restricted share awards made in 2004 for services rendered in 2003 calculated by multiplying the number of shares awarded by $28.54 (the closing market price of Equity Office common shares on February 27, 2004, the trading day immediately preceding the date of grant). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. 50% of the restricted share awards granted for 2003 bonuses vested on March 12, 2004, and the remaining 50% vested or will vest in equal annual amounts on March 1 of 2005, 2006, 2007 and 2008. In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

(4)	Represents the dollar value of restricted share awards made during the indicated year calculated by multiplying the closing market price of Equity Office common shares on the date immediately preceding the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common shares. The restricted share awards granted in 2004 vest in equal annual amounts over a four-year period beginning on the first anniversary of the grant date. The restricted share awards granted in 2003 and 2002 vest in equal annual amounts over a five-year period beginning on the first anniversary of the grant date. In the event of a termination of employment following a change in control, all unvested restricted share awards would become immediately vested. The definition of a “change in control” that would trigger the accelerated vesting of these share awards is included in the applicable share award plan under which the shares were granted or the Named Executive Officer’s restricted share agreement, and in each Named Executive Officer’s Change in Control Agreement further described in this proxy statement.

The total number of restricted shares awarded to each Named Executive Officer in 2004, 2003 and 2002 and the total number and value of the aggregate unvested restricted share holdings of each Named Executive Officer at December 31, 2004 were as follows (includes restricted shares granted in 2004 in lieu of cash bonus for services rendered in 2003):

	Number of Restricted Shares			Number of Restricted
	Awarded in:			Common Shares
				Held at	Value at
Name	2004	2003	2002	December 31, 2004	December 31, 2004

Richard D. Kincaid	104,678	69,000	60,000	223,109	$6,496,934
Jeffrey L. Johnson	52,573	5,200	N/A	50,777	$1,478,626
Peyton H. Owen, Jr.	15,418	2,705	N/A	16,443	$478,820
Stanley M. Stevens	26,936	21,000	27,500	75,544	$2,199,841
Marsha C. Williams	37,989	17,100	15,000	57,253	$1,667,207

Distributions are paid on all restricted common share awards at the same rate as on unrestricted common shares.

(5)	Securities underlying options are reported in the year granted. In the event of a change in control, under the terms of the share option agreements, all unvested options would become immediately vested.

(6)	Includes the following amounts paid or considered compensation in 2004: (i) $8,200 for each of the named individuals as 401K employer matching contributions; (ii) $2,050 for each of the named individuals as 401K employer profit sharing contributions; (iii) $40,907 for Mr. Kincaid for personal use of the company plane; and (iv) the balance of the amount shown as “All Other Compensation” for each of the named individuals as company paid life insurance premiums.

(7)	Mr. Kincaid was appointed President effective November 14, 2002 and Chief Executive Officer effective April 1, 2003. Mr. Kincaid’s service prior to November 14, 2002 was as Executive Vice President and Chief Financial Officer.

(8)	Mr. Johnson became an employee and an executive officer of Equity Office effective May 1, 2003. For 2003, the “Salary” column includes $83,904 of salary paid in cash and $300,000 paid in the form of stock options for 125,000 common shares, based on a per share present value of $2.40 at the date of grant calculated using the Black-Scholes option-pricing model.
2004 Option Grants
      The following table shows the number and value of share options granted to each Named Executive Officer in 2004.

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price Per		Grant Date
	Granted	Fiscal Year	Common	Expiration	Present
Name	(1)	2004	Share (2)	Date	Value (3)

Richard D. Kincaid	303,899	7.7%	$28.54	02/28/2014	$662,500
Jeffrey L. Johnson	177,437	4.5%	$28.54	02/28/2014	$386,813
Peyton H. Owen, Jr.	57,340	1.5%	$28.54	02/28/2014	$125,001
Stanley M. Stevens	83,142	2.1%	$28.54	02/28/2014	$181,250
Marsha C. Williams	135,963	3.5%	$28.54	02/28/2014	$296,399

(1)	All options were granted at the fair market value of the Equity Office common shares as of the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in three annual installments over three years beginning on the first anniversary of the grant date.

(2)	The exercise price shown for the options granted is the closing price of the Equity Office common shares as listed on the NYSE on the trading date immediately preceding the date of grant.

(3)	As permitted by SEC rules, Equity Office elected to represent the present value of the share options at the date of grant set forth in this table calculated using the Black-Scholes option-pricing model. Equity Office’s use of this model should not be construed as an endorsement of its accuracy at valuing options. All share option models require a prediction about the future movement of the share price. The following assumptions were made for purposes of calculating grant date present value: expected life of seven years, volatility of 20.9%, risk-free interest rate of 3.54% and a dividend yield of 7%. The actual value of the options in this table depends upon the actual performance of Equity Office’s common shares during the applicable period the options are exercisable. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of Equity Office’s common shares.

Option Exercises and Fiscal Year-End Option Values
      The following table shows information concerning the exercise of stock options during 2004 and the number and value of share options (exercisable and unexercisable) for each of the Named Executive Officers as of December 31, 2004.

	Common		Number of Securities		Value of Unexercised In-the-
	Shares		Underlying Unexercised		Money Options at 12/31/04
	Acquired on		Options at 12/31/04 (#)		($) (2)
	Exercise	Value
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard D. Kincaid	110,000	689,150	499,863	508,626	973,421	943,608
Jeffrey L. Johnson	0	0	177,083	281,604	557,881	431,040
Peyton H. Owen, Jr.	0	0	0	57,340	0	33,257
Stanley M. Stevens	150,000	1,127,710	303,306	158,756	519,730	291,881
Marsha C. Williams	0	0	49,793	175,550	187,450	260,563

(1)	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise.

(2)	Represents the fair market value of a common share on December 31, 2004 ($29.12) less the option exercise price. An option is “in the money” if the fair market value of the common shares subject to the option exceeds the option exercise price.
Change in Control Agreements
      Equity Office has entered into change in control agreements with each of the Named Executive Officers as well as certain other members of senior management to address the terms and conditions of their employment in the event of a change in control. A change in control will generally be deemed to have occurred upon (a) a third party’s acquisition of 30% or more of the combined voting power of Equity Office’s voting securities, (b) shareholder approval of a merger, consolidation or other similar reorganization transaction if the shareholders prior to the transaction hold less than 70% of the voting power of the outstanding voting securities of Equity Office after the transaction and the individuals constituting the Board of Trustees prior to the transaction represent less than a majority of the Board of Trustees after the transaction, (c) a complete liquidation or dissolution of Equity Office, (d) an agreement for the sale or other disposition of all or substantially all of the assets of Equity Office (other than to an entity of which at least 70% of the voting shares are owned directly or indirectly by Equity Office), or (e) the rejection of the entire slate of trustees that the Board proposes at a single election of trustees or the rejection of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.
      Under the change in control agreements, in the event that the executive officer is dismissed within two years following the effective date of a change in control “without cause” or resigns for “good reason” (as these terms are defined in the change in control agreements), the executive officer would be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the executive officer’s base salary and pro-rated bonus through the date of termination and a severance payment equal to a multiple of 2.5 for each of the Named Executive Officers (a multiple of 3 for Mr. Kincaid) times the sum of (a) the greater of (x) the executive officer’s annual base salary, at the rate in effect immediately before the change in control, and (y) the executive officer’s annual base salary, at the rate in effect immediately before his or her termination of employment, and (b) the average of the executive officer’s annual bonus for the last three fiscal years. The executive officer and his or her dependents would also continue to be eligible to participate for a period equivalent in years to the multiple of base salary described above in the medical, health, life, disability and hospitalization benefit plans, and all share options and restricted share awards held by the executive officer would become immediately vested, to the extent not previously accelerated. In addition, under the change in control agreements, if any payments made to the executive officer would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, the executive officer would become entitled to receive a tax reimbursement payment that would put the executive officer in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts.

Report of the Compensation Committee on Executive Compensation
          Overview
      The Compensation Committee of the Board of Trustees, composed exclusively of independent trustees, has the responsibility to review and approve compensation and benefit programs for all senior officers of Equity Office. In addition, the Compensation Committee reviews compensation and benefit policies applicable to all employees of Equity Office. The Compensation Committee is advised by an internationally recognized independent executive compensation consultant to ensure Equity Office’s compensation programs are competitive and appropriate given Equity Office’s business priorities.
      The Compensation Committee has followed a philosophy of providing highly competitive pay opportunities to its executives, tied heavily to Equity Office’s performance, in order to attract, motivate and retain top-caliber individuals. This philosophy is implemented through a combination of base salary, incentive bonus, and long-term incentive compensation in the form of share options and restricted share grants. Aligning the interests of executives and shareholders is an underpinning of Equity Office’s pay philosophy. This aspect of Equity Office’s philosophy is implemented through delivering a significant portion of total remuneration through share-based pay (on average, over 50% of the total remuneration for Equity Office’s senior executives in 2004 was delivered in share options and restricted shares) and adopting minimum share ownership requirements for senior management ranging from 2 to 5 times base salary.
      The competitive market for Equity Office’s executive talent is represented by a broad spectrum of companies. As such, in setting executive pay targets the Compensation Committee reviews market pay data for executives from other large public real estate investment trusts (which we refer to as “REITs”), the real estate industry in general, public non-real estate companies of comparable revenues to Equity Office and other non-public companies. In general, Equity Office’s pay levels are targeted to deliver 75th percentile pay levels relative to real estate industry practices (reflective of Equity Office’s size as compared to similar organizations) for real estate-specific positions and 50th percentile pay levels of non-real estate companies of comparable size for all other positions.
      During 2004 the Compensation Committee conducted a review of Equity Office’s existing long-term incentive programs in light of changing market conditions and our business needs. As a result of this review the Committee directed its independent compensation consultant to work with management in the design of a new multi-year incentive plan linked to achievement of key elements of Equity Office’s long-term strategic plan over a four-year period commencing January 1, 2005. The final terms of this plan will be subject to further Compensation Committee approval.
          Types of Compensation
      The three major components of executive compensation are base salary, incentive bonus and long-term/equity compensation in the form of share options and restricted shares.
      Base Salary. Compensation levels for each position are based on a combination of the competitive pay data (developed using the above-referenced reviews of market pay data) for the position, the position’s level of responsibility and the individual’s performance. Base salary levels increased modestly for most exempt employees in 2004 consistent with market practice.
      Incentive Bonus. Incentive compensation, in the form of annual bonus awards, is structured in a manner that is intended to motivate senior officers and all other eligible employees by linking bonus awards to company, team and individual performance. Specific company performance measures considered in bonus determinations include, but are not limited to, funds from operations, the level of tenant improvement expenditures, same-store net operating income, building occupancy and customer retention.
      Each bonus-eligible employee is assigned a target award opportunity, expressed as a percentage of the individual’s base salary. These target award opportunities range from 4% to 100% of salary depending on position and salary grade. These target awards are intended to be representative, in aggregate, of target bonus awards illustrated by the competitive pay data. Actual awards may be more or less than target, depending on the performance of Equity Office, the individual and, in some cases, the individual’s work group. Management makes recommendations for awards for the year based on performance for all participants except the President and Chief Executive Officer. The Compensation Committee is responsible for reviewing and approving management’s recommendations and for determining an award for the President and Chief Executive Officer. The Compensation Committee has the discretion to make these awards in cash or shares.
      The Compensation Committee reviewed management’s recommendations relative to 2004 bonus awards (which were based on the previously mentioned factors) and took into consideration its own assessment of Equity Office’s and individual performance in determining and approving final awards. In 2004, Equity Office achieved some but not all of the previously mentioned targets. The Compensation Committee concluded, however, that Equity Office’s management team had made significant progress in 2004 in spite of significant market challenges. Taking all of these factors into consideration, the Compensation Committee approved an incentive bonus pool based on 2004 performance equal to eighty percent (80%) of the targeted amounts.
      Share Options and Restricted Share Awards. The Compensation Committee strongly believes that the interests of shareholders are best served by providing employees the opportunity to become shareholders. This is achieved through the granting of share options to all eligible employees and the issuance of restricted share awards to key employees, thus maximizing the employee’s incentive for the share price to increase. The members of the Compensation Committee believe that superior executive performance, over the long-term, will enhance long-term share performance and that such arrangements further reinforce management’s goals and incentives to achieve shareholder objectives. The Compensation Committee uses competitive pay data and an assessment of the achieved performance of each senior officer to determine the number of share options and restricted shares awarded to each such officer. In situations where the market value of the Equity Office shares declined to a level that was below the exercise price of options granted, Equity Office has not repriced or reissued the options and has no present intention of doing so in the future (absent the occurrence of a recapitalization, reorganization or other capital transaction). This applies to options already granted and for any new options. The Compensation Committee is responsible for reviewing and approving management’s recommendations of awards for senior management and for determining awards for the President and Chief Executive Officer. In addition, the Committee establishes a pool of awards available for other employees to be allocated in the discretion of the President. Share option (vesting over a three-year period) and restricted share (vesting over a four-year period) grants were made in February 2004 to all eligible employees consistent with Equity Office’s established grant policies at an amount equal to approximately one hundred four percent (104%) of targeted long-term incentive amounts.
          Chief Executive Officer’s Compensation
      Mr. Kincaid’s annual base salary was not increased in 2004 and remained at $650,000. He also received 303,899 share options and 69,639 restricted shares during 2004 as long-term incentive compensation. These share amounts were determined consistent with the methodology used by the Committee to determine all share and option grants made in 2004.
      In addition, in March 2005 Mr. Kincaid was awarded a bonus for 2004 performance of $750,000. This amount was determined based on the Compensation Committee’s assessment of Equity Office’s performance in a challenging real estate market during 2004, the strategic initiatives Mr. Kincaid led during 2004 to position Equity Office for future success and information made available by the independent compensation consultant regarding Mr. Kincaid’s level of compensation relative to market data.
          Policy Regarding Section 162(m)
      Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because Equity Office is a publicly held real estate investment trust, and not a publicly held corporation, Equity Office believes that it has no covered employees whose compensation is subject to the $1 million deduction limit under Section 162(m). However, to the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to Equity Office’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although Equity Office will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, Equity Office nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

COMPENSATION COMMITTEE

Sheli Z. Rosenberg, Chairman
James D. Harper, Jr.
David K. McKown

Five-Year Performance Comparison
      The following graph compares our shareholder returns (assuming reinvestment of dividends) since December 31, 1999, with the S&P 500 Composite Stock Index and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The graph assumes an investment of $100 in each of Equity Office, the S&P 500 Index and the NAREIT Index on December 31, 1999. Equity REITs are defined as those companies that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified REITs listed on the NYSE, the American Stock Exchange or the NASDAQ Stock Market.
      The points on the graph represent the following numbers:
INDEXED RETURNS

		Year Ended
	Base
Company / Index	Dec99	Dec00	Dec01	Dec02	Dec03	Dec04

EQUITY OFFICE	$100	$140.65	$138.18	$123.28	$152.20	$166.00
S&P 500 INDEX	$100	$90.90	$80.09	$62.39	$80.29	$89.03
NAREIT INDEX	$100	$125.89	$145.40	$152.99	$211.85	$276.27

(1)	The Cumulative Five-Year Total Return was prepared for us by S&P’s Investment Services.

Equity Compensation Plan Information
      The following table summarizes information, as of December 31, 2004, with respect to compensation plans (including individual compensation arrangements) that were in effect during fiscal 2004 under which Equity Office common shares are authorized for issuance:

Number of securities
		Weighted-average	remaining available for
	Number of securities to be	exercise price of	future issuance under
	issued upon exercise of	outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	21,305,901	$27.66	21,103,682	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total(2)	21,305,901	$27.66	21,103,682	(1)

(1)	Includes 19,677,461 common shares that may be granted or awarded under the 2003 Share Option and Share Incentive Plan, and 1,426,221 common shares issuable under the ESPP.

(2)	Excludes 122,378 Equity Office common shares issuable upon exercise of options that were assumed in prior merger acquisitions that were approved by Equity Office shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Chicago Corporate Headquarters Lease. Equity Office leases approximately 200,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois from Two North Riverside Plaza Joint Venture Limited Partnership. Two North Riverside Plaza Joint Venture Limited Partnership is a limited partnership comprised of trusts established for the benefit of the families of Samuel Zell and Robert Lurie, a deceased former business partner of Mr. Zell. The trusts established for the benefit of members of Mr. Zell’s family hold approximately 49% of the limited partnership interests in the joint venture. Mr. Zell is Chairman of the Board of Equity Office and also was interim Chief Executive Officer of Equity Office from April 2002 until April 2003. The initial term of the lease was from April 1999 through April 2004. During 2004, we paid approximately $4.1 million to Two North Riverside Plaza Joint Venture Limited Partnership for such office space. We recently entered into a new lease agreement with Two North Riverside Plaza Joint Venture Limited Partnership for this space. The Board appointed a special committee comprised of Ms. Rosenberg and three other individuals who were members of the Board of Trustees at the time, to consider whether or not we should extend the lease and, if appropriate, to negotiate the material terms of the lease extension. (The duties of this special committee were later assumed by the Governance Committee after several members of the special committee left the board.) The committees considered various other alternatives to the renewal of the lease at Two North Riverside Plaza. Based on this analysis, the special committee concluded that renewal of the lease at Two North Riverside Plaza provided the least expensive viable option available to Equity Office and recommended that the lease be extended on the following economic terms that the special committee had negotiated and that were subsequently approved by the Board (except for Mr. Zell who was not present for the Board’s discussion or action on this matter): (a) approximately 202,000 rentable square feet for a term of ten years; (b) base rent of $21.50 per square foot, increasing by $0.50 per square foot on each anniversary of the effective date of the lease extension; (c) landlord’s agreement to provide substantial life safety and other improvements within the building expected to cost approximately $11 million, but at no cost to Equity Office; (d) landlord’s grant to Equity Office of a right of first offer to purchase the building if landlord ever intends to sell it; and (e) our right to terminate the lease without penalty if we cease being the property manager of Two North Riverside Plaza. The Board also specified that prior to the execution of any binding lease document for the extension of this lease, Equity Office must have received a written opinion from an unbiased third party experienced in such matters confirming that the economic terms of the lease renewal are not less favorable to Equity Office than it would have been able to secure had it leased “at market” on an arm’s-length basis comparable space then available in the Chicago central business district. Deloitte & Touche LLP was engaged to, and ultimately did, provide this written opinion in connection with the new lease. The lease with Two North Riverside Plaza Joint Venture Limited Partnership was executed as a new lease rather than as an extension of the prior lease, with terms substantially identical to those noted above negotiated by the special committee, except that we exercised an option in the new lease to reduce the square footage to approximately 195,000 square feet.
      Wilson/ Equity Office. In June 2000, Equity Office and Wilson Investors-California, LLC, which we refer to as “WIC”, an entity controlled by William Wilson III, entered into a joint venture agreement to form Wilson/ Equity Office, LLC, which we refer to as “W/ EO,” for the purpose of developing, constructing, leasing and managing development projects in northern California. Mr. Wilson became a trustee of Equity Office in June 2000 and resigned in May 2004 before the 2004 annual meeting of shareholders. W/ EO is owned 49.9% by us and 50.1% by WIC. Mr. Wilson, through his ownership of WIC, indirectly owns approximately 22% of W/ EO (and approximately 30% of any profits to which WIC is entitled under the joint venture agreement). In the fourth quarter of 2000, Equity Office formed joint ventures with WIC, through its interest in W/ EO, to develop, construct, lease and manage several office buildings in northern California, including Concar.
      In 2001, Equity Office entered into an agreement with W/ EO providing for mortgage financing to the ownership entity of each of the development projects at the greater of 6.5% or LIBOR plus 3.25% generally maturing in 36 months after initial funding. As of March 31, 2005, the aggregate balance of the development loan made by Equity Office to fund the development of Concar was approximately $40.0 million. The largest amount outstanding on this indebtedness in 2004 was approximately $40 million. Interest earned on this loan in 2004 was approximately $2.6 million.
      As of December 31, 2003, Equity Office had fulfilled its commitment to contribute approximately $1.9 million in capital to W/ EO. In addition to this amount, we contributed $400,000 to W/ EO and have funded through our direct interest in the Concar development project approximately $6.9 million in capital for development costs through December 31, 2004. In accordance with the W/ EO joint venture agreement, we have a right of first offer to purchase W/ EO’s interest in the Concar project.
      In 2004 and through March 31, 2004, a subsidiary of WIC earned approximately $400,000 for providing development management services on the Concar and Foundry Square IV projects and on Equity Office’s Foundry Square II and Ferry Building projects. Development management fees are based on a percentage of the project cost. Equity Office also has engaged this subsidiary of WIC to provide leasing brokerage services for Foundry Square II and The Ferry Building, which services were terminated as to Foundry Square II and partially terminated as to The Ferry Building in January 2004. Leasing commissions are earned on the amount of square footage leased. In 2004, approximately $1.1 million was paid to this subsidiary of WIC for these services. In 2004, this subsidiary leased approximately 9,500 square feet of office space in San Francisco, CA from Equity Office and paid approximately $132,000 in rent to Equity Office.
      Spieker Lease. In 2004, Warren E. Spieker leased approximately 2,800 square feet in one of our office buildings located in Menlo Park, California. Mr. Spieker was a trustee of Equity Office from July 2001 until May 2004. Mr. Spieker paid us approximately $150,000 in rent during 2004. The initial term of the lease is June 2002 through May 2007.

COMMON SHARE AND UNIT OWNERSHIP BY TRUSTEES AND EXECUTIVE OFFICERS

      This table indicates how many Equity Office common shares were beneficially owned as of March 31, 2005 by:

•	each current trustee and each nominee for election as a trustee in 2005;

•	each executive officer named in the Summary Compensation Table not also listed as a trustee; and

•	trustees and executive officers as a group.
      In general, “beneficial ownership” includes those common shares a trustee or executive officer has the power to vote or the power to dispose and share options or warrants that are exercisable currently, or become exercisable or redeemable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them.
      As additional information, we have provided the number of units of EOP Operating Limited Partnership and the number of phantom share units held by these individuals and the group as of March 31, 2004.

					EOP		Percentage of
	Common		Options		Partnership		all Common
	Shares		Exercisable	Percentage of	Units and		Shares and
	Beneficially		within	all Common	Phantom		EOP Partnership
Name	Owned(1)		60 days	Shares(1)	Share Units(2)		Units(2)(3)

Marilyn A. Alexander	0		0	*	710		*
Thomas E. Dobrowski(6)	2,508		112,548	*	0		*
William M. Goodyear	19,705		112,548	*	16,863		*
James D. Harper, Jr.	3,420		159,798	*	16,453		*
Richard D. Kincaid	223,620		726,026	*	305,869		*
David K. McKown	6,407		112,548	*	16,241		*
Sheli Z. Rosenberg	96,872	(4)	191,798	*	207,893	(5)	*
Stephen I. Sadove	0		0	*	148		*
Sally Susman	0		0	*	148		*
Jan H.W.R. van der Vlist(6)	0		0	*	0		*
Samuel Zell	302,630	(7)	3,711,875	1.0%	1,880,762	(8)	1.4%
Jeffrey L. Johnson	84,379		288,311	*	18,090		*
Peyton H. Owen, Jr.	40,821		19,114	*	5,035		*
Stanley M. Stevens	73,099	(9)	382,327	*	134,239	(10)	*
Marsha C. Williams	8,453		114,907	*	12,698		*
Trustees and executive officers as a group (17 persons including those named above)	962,204		6,214,951	1.7%	2,646,330	(11)	2.4%

*	Less than 1%.

(1)	The number of common shares beneficially owned is based on SEC regulations regarding the beneficial ownership of securities. Percentages are based on a total of 406,615,162 common shares outstanding as of March 31, 2005 plus common shares subject to options held by the individual (or group) exercisable within sixty days after March 31, 2005. The percentage of common shares beneficially owned by a person assumes that all options exercisable within sixty days of March 31, 2005 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised. The number of common shares beneficially owned may include both vested and unvested restricted share awards. See “EXECUTIVE COMPENSATION.”

(2)	EOP Operating Limited Partnership units may be exchanged for Equity Office common shares or, at the election of Equity Office, the cash value of the Equity Office common shares on a one-for-one basis. EOP Partnership units have distribution rights but no voting rights. Phantom share units correspond to shares held by the trustee of the Equity Office Supplemental Retirement Savings Plan (“SRP”). The value of amounts deferred under the SRP may be ultimately paid out in the form of Equity Office common shares or, at the election of Equity Office, in cash, in either case based on an assumed investment in Equity Office common shares referred to as phantom share units. Equity Office is not required to but does permit SRP participants to submit their voting instructions with respect to the common shares held by the SRP trustee relating to the phantom share units. The EOP Partnership units and the phantom share units do represent an economic equivalent to Equity Office common shares, even though the EOP Partnership units and the phantom share units may not represent shares “beneficially owned” by the Equity Office trustees and executive officers in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Unless indicated otherwise below, the amounts shown in this column of the table reflect only phantom share units.

(3)	Percentages are based on the total of: (i) 406,615,162 common shares outstanding as of March 31, 2005; (ii) common shares subject to options held by the individual (or the group) exercisable within 60 days after March 31, 2005; plus (iii) common shares that would be issued if the individual (or group) redeemed his or her EOP Partnership units and received common shares. Common shares held by the SRP trustee relating to the phantom share units are included in the common shares outstanding. The percentage of common shares beneficially owned by a person assumes that: (i) all options exercisable within sixty days of March 31, 2005 to acquire common shares held by the person are exercised and that no options to acquire common shares held by other persons are exercised; and (ii) all EOP Partnership units held by the person are converted into common shares and that no EOP Partnership units held by other persons are converted into common shares.

(4)	Includes 21,303 common shares held by Ms. Rosenberg’s spouse.

(5)	Includes 191,134 EOP Partnership units and 16,759 phantom share units. Ms. Rosenberg’s spouse owns 17,318 of these 191,134 EOP Partnership units.

(6)	Their respective employers prohibit Mr. Dobrowski and Mr. van der Vlist from owning Equity Office common shares. Amounts shown for Mr. Dobrowski represent unvested restricted share awards (which he must transfer to his employer as they vest) and unexercised share options (the proceeds of which he must transfer to his employer at the time they are exercised).

(7)	Includes 243,282 common shares held directly by Mr. Zell, 27,348 common shares held by Samstock/ SZRT, L.L.C. and 32,000 common shares held by the Helen Zell Revocable Trust. The number in the table excludes an additional 1,523,321 common shares in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded shares were included in the table, Mr. Zell would beneficially own approximately 1.4% of the common shares.

(8)	Includes 1,775,065 EOP Partnership units held by Samstock/ SZRT, L.L.C., 12,314 EOP Partnership units held by RSB Properties Trust and 93,383 phantom share units held by Mr. Zell. The number in the table excludes an additional 11,845,754 EOP Partnership units in which Mr. Zell has a pecuniary interest but does not have voting or dispositive power. If these excluded EOP Partnership units and phantom share units were included in the table, Mr. Zell would beneficially own approximately 4.5% of the combined common shares and EOP Partnership units outstanding as of March 31, 2005.

(9)	Mr. Stevens’ spouse holds 49 of the common shares shown.

(10)	Includes 6,927 EOP Partnership units and 127,312 phantom share units.

(11)	Includes 1,985,440 EOP Partnership units and 660,890 phantom share units.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT

      The following table sets forth information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding common shares. The percentage of common shares with respect to the number of common shares beneficially owned is as of March 31, 2005. The number of common shares beneficially owned is taken from the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to us as of March 31, 2005. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

	Number of Shares
Name and Address of	Beneficially		Percentage
Beneficial Owner	Owned		of Common Shares

Dodge & Cox (1)	42,110,018		10.4%
555 California Street 40th Floor San Francisco, CA 94104
Barclays group entities	20,491,143	(2)	5.0%
Barclays Global Investors, NA	12,099,887
Barclays Global Fund Advisors	7,117,812
45 Freemont Street San Francisco, CA 94105
Barclays Global Investors, LTD	756,216
Murray House 1 Royal Mint Court London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company Limited	338,135
Ebisu Prime Square Tower 8th floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan
Barclays Life Assurance Company Limited	13,100
Unicorn House 5th floor 252 Romford Road Forest Gate London 37 9JB England
Barclays Bank PLC	27,587
54 Lombard Street London, England EC3P 3AH
Barclays Capital Securities Limited	21,793
5 The North Colonmade Canary Wharf London, England E14 4BB
Barclays Capital Inc.	28,713
200 Park Avenue New York, NY 10166
Palomino Limited	87,900
Walker House Mary Street PO Box 908 GT George Town, Grand Cayman (Cayman Islands)

(1)	Amendment No. 3 to the Schedule 13G of the reporting person filed with the SEC on February 10, 2005, states that Dodge & Cox has sole power to vote or direct the vote of 39,445,618 common shares, shared power to vote or direct the vote of 638,900 common shares and has the sole power to dispose or direct the disposition of 42,110,018 common shares. Amendment No. 3 to the Schedule 13G of the reporting person also states that the securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

A provision of Equity Office’s Restated Declaration of Trust prohibits the ownership of more than 9.9% of Equity Office’s outstanding shares by any person unless that person provides to the Board of Trustees information and assurances that the ownership will not cause Equity Office to fail to qualify as a “real estate investment trust” for federal income tax purposes. At the time Dodge & Cox proposed to acquire Equity Office common shares that would have moved its ownership percentage above 9.9%, Dodge & Cox provided written information, agreements and assurances, satisfactory to the Board of Trustees, that supported the Board’s decision to allow Dodge & Cox to own more than 9.9% of the outstanding common shares of Equity Office.

(2)	This information is based on a Schedule 13G filed with the SEC on February 14, 2005 in which it was reported that the various entities noted above had sole power to vote or direct the voting of a combined 18,857,580 common shares, and the sole power to dispose or to direct the disposition of a combined 20,491,143 common shares. According to this Schedule 13G filing, these common shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our trustees, executive officers and greater-than-ten-percent shareholders to file reports of holdings and transactions in Equity Office shares with the SEC and the NYSE. We believe that, during 2004, all applicable filings under Section 16(a) for our trustees, executive officers and greater-than-ten-percent shareholders were made on a timely basis except for the following:

•	One late Form 3 filed by Virginia Seggerman (Senior Vice President — Chief Accounting Officer)

•	One late Form 4 filed by Ms. Seggerman reflecting one award of restricted shares

•	One late Form 4 filed by Mr. Dobrowski reflecting one transfer of common shares to his employer.

PROPOSAL 2: RATIFICATION OF THE AUDIT COMMITTEE’S
APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent auditors for 2005. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 1997 and has served as our auditors since such time. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.
      The Board recommends that Equity Office shareholders vote FOR ratification of the appointment of Ernst & Young LLP.
      Although shareholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our shareholders for ratification as a matter of good trust governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time if it determines that such a change would be in the best interests of Equity Office and its shareholders. If our shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.
      Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees
      The following presents fees billed for audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended December 31, 2004 and December 31, 2003, and for fees billed in those two periods for other services rendered by Ernst & Young LLP.
      Audit Fees: $1,376,250 for 2004 and $710,250 for 2003.
      Audit-Related Fees: $663,400 for 2004 and $721,800 for 2003. These fees include stand-alone property audits required for loan or venture compliance, employee benefit plan audits and services in preparation of Sarbanes-Oxley Act section 404 attestation.
      Tax Fees: $141,771 for 2004 and $335,403 for 2003. These fees include tax compliance and tax planning services. For 2004, $118,500 of the amount shown relates to fees for tax compliance (for example, preparation of tax returns), and $23,271 relates to fees for tax consulting and advisory services.
      All Other Fees: $0 for 2004 and $0 for 2003.
Preapproval Policies and Procedures
      Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant any required approvals between meetings of the Committee, provided that the Chairman report the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

      Shareholder proposals intended to be presented at the 2006 annual meeting of shareholders must be received by the Secretary of Equity Office no later than December 19, 2005 to be considered for inclusion in our proxy statement relating to the 2006 annual meeting. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at the 2006 annual meeting of shareholders (other than a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than February 23, 2006 and not later than March 24, 2006 and must comply with the other provisions and requirements of Article II, Section 13 of our Third Amended and Restated Bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Our Bylaws are also available in the Investor Relations/ Trust Governance section of our website at www.equityoffice.com.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

      The Board knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

OTHER INFORMATION

      Equity Office will pay the cost of its proxy solicitation. In addition to soliciting proxies by mail, we have engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist in obtaining proxies from our common shareholders on a timely basis. We will pay MacKenzie Partners, Inc.’s reasonable out-of-pocket expenses plus a $6,500 fee for these services. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies.
      We also expect that some of our employees will solicit Equity Office common shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

By Order of the Board of Trustees

Stanley M. Stevens
Executive Vice President, Chief Legal Counsel
and Secretary
Chicago, Illinois
April 20, 2005

SKU# EOP-PS-05

DETACH HERE	ZEOP52

PROXY

EQUITY OFFICE PROPERTIES TRUST

Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

This Proxy is being solicited on behalf of the Board of Trustees for the Annual Meeting of Shareholders to be held on May 24, 2005

     The undersigned shareholder of Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), hereby appoints Marsha C. Williams and Stanley M. Stevens, or either of them, (the “Proxy Holders”) with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting of Shareholders of Equity Office to be held at One North Franklin Street, 3rd Floor, Chicago, Illinois, at 8:30 a.m. (C.D.T.) on Tuesday, May 24, 2005, and any adjournment or postponement thereof (the “Annual Meeting”), and to vote all Common Shares of Beneficial Interest of Equity Office which the undersigned may be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holders cannot vote your shares unless you sign and return this card or transmit your voting instructions over the Internet or by telephone as described on the reverse side.

     Note: If you plan to attend the Annual Meeting in person, please let us know by marking this proxy card in the space provided.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EQUITY OFFICE PROPERTIES TRUST

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Maryland law permits a shareholder to authorize another person to act as proxy and to transmit that authorization to the proxy by any telephonic or electronic means.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/eop

OR

Vote-by-Telephone

Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you transmit your voting instructions over the Internet or by telephone, please do not mail your card.

DETACH HERE	ZEOP51

☑	Please mark votes as in this example.	1652

1.	Authority to vote for the election as trustees of the eleven nominees of the Board listed below.

Nominees:	(01) Marilyn A. Alexander, (02) Thomas E. Dobrowski,
(03) William M. Goodyear, (04) James D. Harper, Jr.,
(05) Richard D. Kincaid, (06) David K. McKown,
(07) Sheli Z. Rosenberg, (08) Stephen I. Sadove, (09) Sally Susman, (10) Jan H.W.R. van der Vlist, (11) Samuel Zell.

FOR ALL NOMINEES	☐	☐	WITHHELD FOR ALL NOMINEES

☐

For all nominees except for those nominees whose names or numbers are noted above

	FOR	AGAINST	ABSTAIN
2. Ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent auditors.	☐	☐	☐

3.	In their discretion, the Proxy Holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted FOR the election of the eleven nominees, FOR item 2 and otherwise in the discretion of the Proxy Holders.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title under signature.

Signature:	Date:	Signature:	Date: